Exhibit 99.2

University General Health System, Inc.

Unaudited Pro Forma Financial Statements

Effective December 14, 2012, UGHS Dallas Hospitals, Inc., a wholly-owned subsidiary of University General Health System, Inc. (“UGHS” or the “Company”), executed a Loan Agreement with First National Bank (the “South Hampton Loan Agreement”), pursuant to which First National Bank loaned the Company $28.5 million to finance the $30 million purchase price of 100% of the capital stock of Dufek Massif Hospital Corporation (“Dufek”), the owner of the Dallas-based South Hampton Community Hospital complex. Subject to the terms and provisions of the Loan Agreement, the $28.5 million loan bears interest at a rate of 4.25% per annum, is payable monthly based on a 20 year amortization schedule, and matures in 10 years from the closing date. The borrowers under the South Hampton Loan Agreement are subject to certain affirmative and negative covenants, all as set forth in the South Hampton Loan Agreement.

Dufek was incorporated in the State of Texas on November 21, 2011 as a for-profit corporation. Dufek was organized to effectuate the purchase and subsequent sale of the real property including equipment and fixtures (the “Property”) of South Hampton Community Hospital (the “Hospital”) located in Dallas, Texas. The Company acquired Dufek to further its integrated regional diversified healthcare network.

The total purchase consideration for Dufek was $30 million, consisting of: 1) $1.5 million cash paid on acquisition date at December 14, 2012; and a 2) $28.5 million loan with First National Bank.

The Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2012 combines the historical consolidated balance sheets of UGHS and Dufek, giving effect to the acquisition as if it had been consummated on September 30, 2012. The Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2012 combines the historical consolidated statements of operations of UGHS and Dufek, giving effect to the acquisition as if it had occurred on January 1, 2012. Certain reclassifications have been made to the historical financial statements of Dufek to conform to UGHS’s presentation. The unaudited pro forma consolidated financial statements should be read in conjunction with the:

•	Accompanying notes to the unaudited pro forma consolidated financial statements;

The Company’s separate historical unaudited consolidated financial statements and the related notes

•

included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2012; Dufek’s separate historical unaudited financial statements and related notes as of and for the nine months

•	ended September 30, 2012, included in this Current Report on Form 8-K/A as exhibit 99.1; and Dufek’s separate historical audited financial statements and related notes as of and for the period ended

•	December 31, 2011, included in this Current Report on Form 8-K/A as exhibit 99.1.

The unaudited pro forma consolidated financial statements have been prepared for informational purposes only. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the acquisition and (2) factually supportable and reasonable under the circumstances. There are no events that are expected to have a continuing impact and therefore, no adjustments to the pro forma combined statement of operations were made in that regard.

The unaudited pro forma adjustments represent management’s estimates based on information available at this time. The unaudited pro forma consolidated financial statements are not necessarily indicative of what the financial position or results of operations actually would have been had the acquisition been completed at the dates indicated. In addition, the unaudited pro forma consolidated financial statements do not purport to project the future financial position or operating results of the consolidated company. The unaudited pro forma consolidated financial statements do not give consideration to the impact of possible revenue enhancements, expense efficiencies, future underwriting decisions or changes in the book of business that may result from the acquisition.

The acquisition is being accounted for under the acquisition method of accounting in accordance with Accounting Standard Codification (“ASC”) 805, Business Combinations and uses the fair value concepts defined in ASC 820, Fair Value Measurement and Disclosures. The Company is considered the accounting acquirer. The acquisition method of accounting requires, among other things, that all assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The initial accounting for the business combination is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive measure and allocation. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma consolidated financial statements. Material revisions to the Corporation’s current estimates could be necessary as the valuation process is finalized.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	September 30, 2012
	Historical		Pro Forma
	UGHS	DUFEK	Adjustments		Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$5,342,072	7,850	$(1,500,000	) (a)	$3,849,922
Accounts receivable, net	23,442,899	2,913,518	—		26,356,417
Inventories	1,493,096	176,567	—		1,669,663
Prepaid expenses and other assets	3,997,465	145,572	—		4,143,037

Total current assets	34,275,532	3,243,507	(1,500,000)		36,019,039
Long-Term Assets
Investments in unconsolidated affiliates	847,323	—	—		847,323
Property, equipment and leasehold improvements, net	67,993,247	28,640,054	(515,578	) (c)	96,117,723
Intangible assets, net	6,282,500	—	—		6,282,500
Goodwill	28,974,185	—	—		28,974,185
Other non-current assets, net	2,304,228	76,000	—		2,380,228

Total Long-Term Assets	106,401,483	28,716,054	(515,578)		134,601,959

Total Assets	$140,677,015	$31,959,561	$(2,015,578)		$170,620,998

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$10,032,820	$644,172	$—		$10,676,992
Payables to related parties	2,155,945	—	—		2,155,945
Accrued expenses	4,226,512	764,482	—		4,990,994
Accrued acquisition cost	521,401	—	—		521,401
Taxes payable	3,640,381	—	—		3,640,381
Income tax payable	6,112,440	—	—		6,112,440
Deferred revenue	264,705	—	—		264,705
Notes payable, current portion	21,483,002	—	—		21,483,002
Notes payable to related parties, current portion	2,170,143	—	—		2,170,143
Capital lease obligations, current portion	2,491,850	18,333	—		2,510,183
Capital lease obligations to related party, current portion	257,713	—	—		257,713
Derivative liability	10,569,206	—	—		10,569,206

Total current liabilities	63,926,118	1,426,987	—		65,353,105
Long-Term Liabilities
Lines of credit, less current portion	12,269,000	—	—		12,269,000
Notes payable, less current portion	21,342,197	—	28,500,000	(a)	49,842,197
Capital lease obligations, less current portion	240,945	16,996	—		257,941
Capital lease obligations to related party, less current portion	30,609,920	—	—		30,609,920

Total Long-Term Liabilities	64,462,062	16,996	28,500,000		92,979,058

Total liabilities	128,388,180	1,443,983	28,500,000		158,332,163

Commitments and Contingencies
Convertible Preferred stock	3,797,633	—	—		3,797,633
Shareholders’ equity and (deficit)
Preferred stock	3	—	—		3
Common stock	325,653	1,000	(1,000	) (b)	325,653
Additional paid-in capital	55,178,809	36,420,258	(36,420,258	) (b)	55,178,809
Shareholders’ receivables	(2,429,069)	—	—		(2,429,069)
Accumulated deficit	(49,677,189)	(5,905,680)	5,905,680	(b)	(49,677,189)

Total shareholders’ equity (deficit)	3,398,207	30,515,578	(30,515,578)		3,398,207
Noncontrolling interest	5,092,995	—	—		5,092,995

Total stockholder’s equity	8,491,202	30,515,578	(30,515,578)		8,491,202

Total liabilities and stockholder’s equity	$140,677,015	$31,959,561	$(2,015,578)		$170,620,998

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	Nine Months Ended September 30, 2012
	Historical		Pro Forma
	UGHS	DUFEK	Adjustments		Consolidated
REVENUES
Patient service revenues, net of contractual adjustments	$82,675,939	46,014,478	$—		$128,690,417
Provision for doubtful accounts	(7,682,475)	(34,919,226)	—		(42,601,701)

Net patient service revenue less provision for bad debts	74,993,464	11,095,252	—		86,088,716
Senior living revenues	5,746,643	—	—		5,746,643
Support services revenues	1,581,606	—	—		1,581,606
Other revenues	1,858,810	238,130	—		2,096,940

Total revenues	84,180,523	11,333,382	—		95,513,905
Operating expenses
Salaries, wages and benefits	27,466,450	8,759,622	—		36,226,072
Medical supplies	11,612,638	4,677,718	—		16,290,356
General and administrative expenses	19,117,554	1,774,916	—		20,892,470
Gain on extinguishment of liabilities	(3,521,879)	—	—		(3,521,879)
Depreciation and amortization	5,938,840	1,342,243	—		7,281,083

Total operating expenses	60,613,603	16,554,499	—		77,168,102

Operating income	23,566,920	(5,221,117)	—		18,345,803
Other income (expense)
Interest expense	(4,187,121)	—	(908,438	)(d)	(5,095,559)
Other income	11,583	—	—		11,583
Derivative expense	(1,770,787)	—	—		(1,770,787)
Change in fair value of derivatives	(4,256,980)	—	—		(4,256,980)

Income before income tax	13,363,615	(5,221,117)	(908,438)		7,234,060
Income tax expense	5,777,762	—	—		5,777,762

Income before noncontrolling interest	7,585,853	(5,221,117)	(908,438)		1,456,298
Net income (loss) attributable to noncontrolling interests	239,966	—	—		239,966

Net income attributable to the Company	$7,825,819	$(5,221,117)	$(908,438)		$1,696,264

Less: Dividend-Convertible Preferred C Stock	(129,547)	—	—		(129,547)
Less: Deemed Dividend-Convertible Preferred C Stock	(4,349,980)	—	—		(4,349,980)

Net income (loss) attributable to common shareholders	$3,346,292	$(5,221,117)	$(908,438)		$(2,783,263)

Basic and diluted income (loss) per share data:
Basic earnings per common share	$0.01				$(0.01)

Basis weighted average shares outstanding	306,101,581				306,101,581

Diluted earnings per common share	$0.01				$(0.01)

Diluted weighted average shares outstanding	345,889,217				345,889,217

The accompanying notes are an integral part of these pro forma financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL

STATEMENTS

Note 1 — Basis of Presentation

The unaudited pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

The acquisition method of accounting under U.S. GAAP requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values at the acquisition date. Fair value is defined under U.S. GAAP as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Market participants are assumed to be buyers and sellers in the principal (or most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts. Accordingly, the assets acquired and liabilities assumed were recorded at their respective fair values and added to those of University General Health System, Inc. (“UGHS” or the Company”)

Note 2 — Dufek Acquisition

For purposes of this pro forma analysis, assets acquired and liabilities assumed are recognized based on an estimate of their fair value as of the acquisition date. The estimated fair values were determined based on management’s best estimates at the time of this filing. The accounting for the Dufek acquisition will be adjusted upon completion of the Company’s valuation of the related assets and liabilities of the business. Any deferred taxes or deferred tax liabilities will be recognized upon the completion of these valuations, if applicable.

Note 3 — Pro Forma Adjustments

The following reclassifications and pro forma adjustments have been made in the Unaudited Pro Forma Condensed Consolidated Balance Sheet. There were no balances and transactions between UGHS and Dufek at the dates and for the periods of these pro forma condensed consolidated financial statements.

(a)	Represents purchase consideration consisting of: 1) $1.5 million cash paid on acquisition date at December 14, 2012 and a 2) $28.5 million loan with First National Bank.

(b)	To reflect elimination of Dufek’s historical accumulated deficit and contributed capital.

The difference between adjustments (a) and (b) totaling $515,578 (credit) was applied to property, equipment

(c)	and leasehold improvements, net, pending completion of final purchase accounting.

(d)	To record interest on $28.5 million loan at 4.25% for nine months.

Note 4 — Income/Loss per Share

UGHS basic and diluted pro forma loss per share was calculated based on the unaudited pro forma consolidated net income/loss and the weighted average number of shares outstanding during the reporting periods. The consolidated entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period. The net loss and shares used in computing the net loss per share for the nine months ended September 30, 2012 is based on UGHS’s historical weighted average common shares outstanding during the respective periods.